Form – July 2025

EXHIBIT 10.3

SM ENERGY COMPANY

PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (the “Agreement”) is made effective as of July 1, 2025 (the “Award Date”), by and between SM Energy Company, a Delaware corporation (the “Company”) and the “Participant” (identified below) to whom performance share units have been awarded under the SM Energy Company 2025 Equity Incentive Compensation Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

Pursuant to the terms of the Plan and this Agreement, as of the Award Date, the Company has made the following award (the “Award”) to the Participant of performance share units (the “Performance Units”):

Participant:

Units Awarded:

ARTICLE I

PERFORMANCE UNITS

1.1    Performance Units and Performance Period. The Performance Units represent the right to receive, upon the payment of the Performance Units pursuant to Section 1.4 hereof after the completion of the Performance Period (as defined below), a number of shares of the Company’s common stock, $.01 par value per share (sometimes referred to herein as the “Common Stock”), that will be calculated as set forth in Section 1.2 below based on the extent to which the Company’s Performance Criteria (as defined in Section 1.2) have been achieved and the extent to which the Performance Units have vested. Any Common Stock that is issued pursuant to any provision of this Agreement may be referred to in this Agreement as a “Share” or “Shares.” Such actual number of Shares that may be issued upon payment of the Performance Units may be from zero (0) to two (2.0) times the number of Performance Units granted on the Award Date. The number of Performance Units granted herein may be referred to as the “target” number of Shares. The performance period (the “Performance Period”) for the Performance

Form – July 2025

Units shall be the period beginning on July 1, 2025, and ending on June 30, 2028.1 Performance Units are intended to be Performance Share Units as defined in the Plan.

1.2    Determination of Number of Shares Earned.

(a)    Performance Criteria. The actual number of Shares that may be earned and issued upon payment of the Performance Units after completion of the Performance Period shall be based upon the Company’s achievement of performance criteria (the “Performance Criteria”) established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) for the Performance Period in accordance with the terms of the Plan and as set forth below and reflected in the payout design (the “Payout Design”) attached as Appendix A hereto. The Performance Criteria for the calculation of the actual number of Shares to be issued upon payment of the Performance Units as reflected in the Payout Design are based on a combination of (i) the gross amount of free cash flow generated by the Company during the Performance Period; (ii) the relative measure of the Company’s cumulative total shareholder return (“TSR”) and associated Compound Annual Growth Rate (“CAGR”) for the Performance Period compared with the cumulative TSR and CAGR of the Peer Companies (as defined below) for the Performance Period; (iii) the Company’s absolute TSR for the Performance Period; and (iv) the Company’s performance for the Performance Period with respect to the following metrics: reduction of greenhouse gas emissions intensity, employee and contractor safety, and spill performance.

(b)    Calculation of the Performance Criteria. The calculation of the Performance Criteria for the Performance Period shall be in accordance with the methodology adopted by the Committee in its sole discretion.

(c)    Peer Companies. The “Peer Companies” shall consist of those exploration and production companies selected by the Committee in its sole discretion at the initiation of the Performance Period, as such group may be modified from time to time during the Performance Period by the Committee in its sole discretion.

(d)    Payout Design. The Payout Design attached as Appendix A hereto sets forth the possible multipliers, which range from zero percent (0%) to two hundred percent (200%), that may be applied to the number of vested Performance Units to determine the actual number of Shares to be issued upon payment of the vested
1 With respect to the GHG Emissions Intensity Reduction metric, the performance period will begin on January 1, 2025, and end on December 31, 2027, with the percentage reduction being determined by comparison of the Company’s Scope 1 and Scope 2 GHG Emissions Intensity for the full year 2024 to the Company’s Scope 1 and Scope 2 GHG Emissions Intensity for the full year 2027.

Form – July 2025

Performance Units after the completion of the Performance Period. The final multiplier (the “Final Multiplier”) shall be determined by the Committee after the completion of the Performance Period based on the Company’s performance with respect to the Performance Criteria. Subject to Section 1.2(e), the number of Shares, if any, that shall be issued to the Participant upon payment of the Performance Units shall be calculated as an amount equal to (A) the number of Performance Units that have vested in accordance with Section 1.3 or Section 1.6 hereof, multiplied by (B) the Final Multiplier, as determined by the Committee in accordance with the Payout Design (such number of Shares, the “Payout Shares”). Any fractional Shares which would otherwise result from application of the Final Multiplier shall be rounded up to the nearest whole Share of Common Stock.

(e)    Payout Value Limit. Notwithstanding any other provision of this Agreement, under no circumstances shall (i) the product of (A) the number of Payout Shares as calculated in accordance with the Payout Design under the provisions of Section 1.2(d), multiplied by (B) the per share closing price of the Company’s Common Stock on June 30, 2028, as reported by the principal exchange or market on which the Company’s Common Stock is then traded (the “Payout Closing Price”) (with such product referred to as the “Payout Design Value”), exceed (ii) the product of (C) the number of Performance Units multiplied by (D) $[ ]2 (with such product referred to as the “Payout Value Limit”). If the Payout Design Value would otherwise exceed the Payout Value Limit, then the number of Payout Shares shall be reduced to an amount equal to (x) the Payout Value Limit divided by (y) the Payout Closing Price, with any fractional Shares that would otherwise result from such computation to be rounded up to the nearest whole Share of Common Stock.

1.3    Vesting of Performance Units.

(a)    Vesting. Subject to the provisions contained herein, the Performance Units shall fully vest on July 1, 2028 (the “PSU Vesting Schedule”). In addition, the Performance Units may become fully vested or be forfeited under certain circumstances specified in this Agreement. As of the Award Date, the Participant must be an employee of the Company or a subsidiary thereof. If the Participant ceases to be an employee of the Company or a subsidiary thereof prior to the vesting of all of the Performance Units pursuant to the PSU Vesting Schedule, the Participant shall forfeit the unvested Performance Units under the Award, except as otherwise provided in this Section 1.3 and Section 1.6.

(b)    Acceleration Upon Death or Total Disability. The Performance Units shall become fully vested, notwithstanding any other provisions of this Section 1.3,
2 To be inserted. Equal to [July 1, 2025 trailing 20-day vwap] * (1.5)3 * 2

Form – July 2025

upon termination of the Participant’s employment with the Company or a subsidiary thereof because of death or Total Disability (as defined below). Any such acceleration of the vesting of the Performance Units pursuant to this Section 1.3(b) will not result in an acceleration of the PSU Payment Date, because the number of Shares earned from the Performance Units shall be calculated after the completion of the Performance Period. For purposes of this Agreement, “Total Disability” means a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, by reason of which the Participant is unable to engage in any substantial gainful activity or is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(c)    Pro Rata Vesting. If the Participant is at least sixty (60) years of age and has completed at least ten (10) years of service with the Company as of the Award Date, then notwithstanding Section 1.3(a), the Performance Units shall be eligible and shall be deemed to vest in a prorated manner determined by dividing the number of days between the first day of the Performance Period and the date of Participant’s retirement by the total number of days in the Performance Period.

For example:
Participant’s Award = 1,000 Performance Units
Number of Days in Performance Period = 1,095
Number of Days between beginning of Performance Period and Participant’s Retirement = 475
475/1,095 = 0.4337
1,000 * 0.4337 = 434 Performance Units Vested

If the Participant ceases to be an employee of the Company or a subsidiary thereof prior to the vesting of all of the Performance Units pursuant to this Section 1.3(c), the Participant shall forfeit all unvested Performance Units under the Award, except as otherwise provided in this Section 1.3 and Section 1.6.

(d)    Termination for Cause. Notwithstanding any other provisions of this Section 1.3, the Participant shall forfeit all the Performance Units under this Award upon the termination of the employment of the Participant by the Company or a subsidiary thereof prior to the completion of the Performance Period for “cause,” which term is specifically not capitalized as such term is in Section 1.6(a) of this Agreement, it being the specific intent of the Company and the Participant that “cause” in this instance shall be broadly defined as any event, action, or inaction by or attributed to the Participant that could reasonably be the basis for an employer to terminate the employment of the affected individual.

Form – July 2025

1.4    Payment of Performance Units. Following the last day of the Performance Period and prior to the payment of the earned and vested Performance Units on or about the PSU Payment Date, the Committee shall determine, (i) the extent to which the Performance Criteria have been achieved over the Performance Period, and (ii) the Final Multiplier. Subject to Section 1.2(e), the Final Multiplier shall then be applied to the number of vested Performance Units to determine the number of Payout Shares (also sometimes referred to herein as the “Earned Shares”), if any, to be issued to the Participant in payment of the Performance Units. The determination of the Earned Shares by the Committee shall be binding on the Participant and conclusive for all purposes. The Earned Shares, if any, shall be issued to the Participant in payment of the Performance Units on or about August 1, 2028 (the “PSU Payment Date”). Upon the payment of the Performance Units, the Company shall deliver to the Participant evidence of book-entry Shares in payment of the Performance Units. The Earned Shares shall not be subject to any holding or transfer restrictions after payment of the Performance Units.

1.5    Transfer Restrictions for Unpaid Performance Units. Performance Units that have not been paid shall not be transferable by the Participant, and the Participant shall not be permitted to sell, transfer, pledge, assign, or otherwise alienate or encumber such Performance Units or the Shares issuable in payment thereof, other than (i) to the person or persons to whom the Participant’s rights under such Performance Units pass by will or the laws of descent and distribution, (ii) to the spouse or the descendants of the Participant or to trusts for such persons to whom or which the Participant may transfer such Performance Units by gift, (iii) to the legal representative of any of the foregoing, or (iv) pursuant to a qualified domestic relations order as defined under Section 414(p) of the Internal Revenue Code of 1986, as amended (the “Code”) or a similar order or agreement pursuant to state domestic relations law (including a community property law) relating to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of the Participant. Any such transfer shall be made only in compliance with the Securities Act of 1933 and the requirements therefor as set forth by the Company. Any attempted transfer in contravention of the foregoing provisions shall be null and void and of no effect.

1.6    Change of Control Termination.

(a)    Vesting upon Change of Control Termination. Notwithstanding any other provision of this Agreement, the Performance Units shall become fully vested upon a Change of Control Termination in accordance with this Section 1.6. For purposes of this Agreement, a “Change of Control Termination” occurs upon the termination of the Participant’s employment with the Company or a subsidiary or successor thereof in the event that (i) a Change of Control (as defined in the Plan) of the Company occurs, and (ii) the Participant’s employment with the Company or a subsidiary or successor thereof is subsequently terminated without Cause (as defined below) or the Participant terminates his or her employment with the Company or a subsidiary or successor thereof for Good Reason (as defined below), and such termination of employment occurs prior to the

Form – July 2025

normal completion of vesting of the Performance Units at the end of the Performance Period. The normal vesting and payment provisions in Article I of this Agreement shall not be affected by the first sentence of this subsection if a Change of Control of the Company occurs but there is not also a Change of Control Termination with respect to the Participant’s employment with the Company or a subsidiary or successor thereof on or before the PSU Payment Date. If the Participant has entered into a separate written Change of Control Executive Severance Agreement or Change of Control Severance Agreement (with either to be subsequently referred to herein as a “Change of Control Severance Agreement”) with the Company, the terms “Cause” and “Good Reason” used herein shall have the meanings set forth in such Change of Control Severance Agreement. If the Participant has not entered into a separate written Change of Control Severance Agreement, the terms “Cause” and “Good Reason” used herein shall have the meanings set forth in the Company’s Change of Control Severance Plan (the “Change of Control Severance Plan”).

(b)    Payment upon Change of Control Termination. Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control Termination with respect to the Participant’s employment with the Company or a subsidiary or successor thereof as set forth in Section 1.6(a) above, then, without regard to the Company’s achievement of the Performance Criteria prior to the Change of Control Termination, the Final Multiplier shall be deemed to be 100%, (such that the Award shall be equal to one Earned Share for each Performance Unit) and the Award shall be paid to the Participant either in Shares or in cash of equivalent value, as determined by the Committee or other duly authorized administrator of the Plan, in its discretion, within thirty (30) days following the effective date of the Change of Control Termination; provided, however, that the time and manner of such payment shall comply with Section 409A of the Code as referred to in Section 2.11 of this Agreement.

ARTICLE II

GENERAL PROVISIONS

2.1    Adjustments Upon Changes in Capitalization. In the event that a stock split, stock dividend, or other similar change in capitalization of the Company occurs, the number and kind of Shares that may be issued under this Agreement and that have not yet been issued shall be proportionately and appropriately adjusted.

2.2    Dividend Equivalents; No Stockholder Rights Until Shares Issued. With respect to each Payout Share received under this Agreement on the PSU Payment Date, the Participant shall receive a Dividend Equivalent entitling the Participant to a cash payment equal in value, without interest, to the cash dividends that are declared by the Board of Directors of the Company and paid on Common Stock during the period commencing on the Award Date and

Form – July 2025

ending on the PSU Payment Date pursuant to Section 1.4. Dividend Equivalents are subject to the same terms and conditions of this Agreement applicable to the Performance Units. All amounts payable pursuant to such Dividend Equivalents shall be accumulated and paid to the Participant in cash on the PSU Payment Date. No Dividend Equivalents shall be paid in respect of Performance Units that are forfeited, and only amounts accumulated with respect to Payout Shares shall be paid. Further, the Participant shall have no voting, transfer, liquidation, or other rights of a holder of Shares with respect to the Performance Units until such time as Shares, if any, have been issued by the Company to the Participant in payment of the Performance Units. Until the Performance Units are paid or terminated, they will represent only bookkeeping entries by the Company to evidence unfunded and unsecured obligations of the Company.

2.3    Notices. Any notice to the Participant relating to this Agreement shall be in writing and delivered in person, by mail, or by email transmission to the address or addresses on file with the Company. Any notice to the Company shall be in writing and delivered in person or by mail to the Company at the address below and specifically directed to the attention of the General Counsel with a copy to the Human Resources Department. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

If to the Company: SM Energy Company 1700 Lincoln St., Suite 3200 Denver, CO 80203 Attention: General Counsel	With a copy to: SM Energy Company 1700 Lincoln St., Suite 3200 Denver, CO 80203 Attention: Human Resources Department

2.4    Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company and the Participant’s heirs, legal representatives, and permitted transferees. This Agreement and the Plan shall be the sole and exclusive source of any and all rights that the Participant and the Participant’s heirs, legal representatives, and permitted transferees may have with respect to this Award, the Performance Units, and the Plan.

2.5    Resolution of Disputes. Any dispute or disagreement that arises under, or is a result of, or in any way relates to, the interpretation, construction, or applicability of this Agreement shall be resolved as determined by the Committee, or the Board of Directors of the Company (the “Board”), or by any other committee appointed by the Board for such purpose. Any determination made hereunder shall be final, binding, and conclusive for all purposes.

2.6    Controlling Documents. The provisions of the Plan are hereby incorporated into this Agreement by reference. In the event of any inconsistency between this Agreement and the Plan, the Plan shall control.

Form – July 2025

2.7    Amendments. This Agreement may be amended only by a written instrument executed by both the Company and the Participant.

2.8    No Right of Participant to Continued Employment. Nothing contained in this Agreement or the Plan shall confer on the Participant any right to continue to be employed by the Company or any subsidiary thereof, or shall limit the Company’s right to terminate the employment of the Participant at any time.

2.9    Vesting Dates and Payment Dates. In the event that any vesting date, payment date, or any other measurement date with respect to this Award does not fall on a business day, such date shall be deemed to occur on the next following business day.

2.10    Tax Withholding. The Company may make such provisions and take such steps as it deems necessary or appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether Federal, state, or local, to withhold in connection with the Performance Units, Shares or Dividend Equivalents subject to this Agreement. The Participant shall elect, prior to any tax withholding event related to this Award and at a time when the Participant is not aware of any material nonpublic information about the Company and the Participant would be permitted to engage in a transaction in the Company’s securities under the Company’s Securities Trading Policy, whether the Participant will satisfy all or part of such tax withholding requirement by paying the taxes in cash or by having the Company withhold Shares [or cash accumulated on account of Dividend Equivalents] having a fair market value equal to the minimum statutory withholding that may be imposed on the transaction (based on minimum statutory withholding rates for Federal, state, and local tax purposes, as applicable, that are applicable to such transaction). The Participant’s election shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. If Participant fails to make an election, the Company will withhold Shares [or cash accumulated on account of Dividend Equivalents] having a fair market value equal to the minimum statutory withholding that may be imposed on the transaction, as provided above. For purposes of tax withholding pursuant to this Section 2.10, unless applicable laws and regulations dictate otherwise, the Company shall determine fair market value based on the closing price of a Share as reported on the New York Stock Exchange or other applicable public market on the business day immediately preceding the PSU Payment Date.

2.11    Compliance with Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan or arrangement to which Section 409A of the Code applies, the administration of this Award (including the time and manner of payments under the Award and this Agreement) shall comply with Section 409A of the Code. In connection therewith, any payment to the Participant with respect to the Award under this Agreement which

Form – July 2025

Section 409A(a)(2)(B)(i) of the Code indicates may not be made before the date which is six months after the date of the Participant’s separation from employment service (the “Section 409A Six-Month Waiting Period”), as a result of the fact that the Participant is a specified key employee referred to in Section 409A(a)(2)(B)(i) of the Code, shall not occur or be made during the Section 409A Six-Month Waiting Period but rather shall be delayed, if such payment would otherwise occur during the Section 409A Six-Month Waiting Period, until the expiration of the Section 409A Six-Month Waiting Period. Except as provided under Section 1.3(a), the Participant will not be considered to have a termination of employment or separation from employment under this Agreement unless the termination of employment or separation from employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h).

2.12    Personal Data. The Participant hereby consents to the collection, use, and transfer, in electronic or other form, of the Participant’s Personal Data by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering, and managing the Participant’s participation in the Plan. The Company holds, or may receive from any agent designated by the Company, certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security insurance number or other identification number, salary, nationality, job title, any shares of Common Stock held, details of this Award and any other rights to shares of Common Stock awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for the purpose of implementing, administering, and managing the Plan, including complying with applicable tax and securities laws (the “Personal Data”). The Personal Data may be transferred to any third parties assisting in the implementation, administration, and management of the Plan. The Participant authorizes such recipients of the Personal Data to receive, possess, use, retain, and transfer the Personal Data, in electronic or other form, for the purposes described above, and the Participant hereby releases the Company and its affiliates from any of the Participant’s claims related to the use or disclosure of such Personal Data. The Participant may, at any time, view the Personal Data, request additional information about the storage and processing of the Personal Data, require any necessary amendments to the Personal Data, or refuse or withdraw the consents herein, in any case without cost, by contacting the Corporate Secretary of the Company in writing. Any such refusal or withdrawal of the consents herein may affect the Participant’s ability to participate in the Plan.

2.13    Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to this Award, or any future awards that may be granted under the Plan, by electronic means, or request the Participant’s consent to participate in the Plan or other authorizations from the Participant in connection therewith by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Form – July 2025

2.14    Receipt of Award and Related Documents. The Participant hereby acknowledges the receipt, either directly or electronically, of the Award, a copy of the Plan, and a prospectus for the Plan.

2.15    Execution and Counterparts. This Agreement may be executed in counterparts. Execution of this Agreement may be evidenced by any appropriate form of electronic signature or affirmative email, or other electronic response attached to or logically associated with such written instrument, which is executed or adopted by a party with an indication of the intention by such party to execute or adopt such instrument for purposes of execution hereof.

* * * * *

[Signature page follows]

Form – July 2025

IN WITNESS WHEREOF, the Company and the Participant have caused this Performance Share Unit Award Agreement to be entered into effective as of the Award Date.

COMPANY:

SM ENERGY COMPANY,
a Delaware corporation

By: _________________________________________
Printed Name: James B. Lebeck
Title: Executive Vice President Corporate Development and General Counsel
Date Signed: July ___, 2025

PARTICIPANT:

Signature: __________________________________
Printed Name: